Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (33-62889) constituting a part of this Registration Statement of our report dated October 8, 2007 relating to the financial statements and supplemental schedule of the Fuel Systems Solutions, Inc. Investment and Tax Savings Plan (formerly known as IMPCO Investment and Tax Savings Plan) appearing on this Form 11-K as of March 31, 2007 and 2006 and for the year ended March 31, 2007.

/s/ BDO Seidman, LLP

BDO Seidman, LLP

Costa Mesa, California

October 8, 2007